Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE

CONTACT:	Ned Mavrommatis, Chief Financial Officer Phone: 201-996-9000. Fax: 201-996-9144 ned@id-systems.com

I.D. Systems, Inc. Reports Third Quarter Financial Results

Hackensack, NJ, November 2, 2006—I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the three months ended September 30, 2006. Revenues for the third quarter increased 41% to $8.1 million, compared to $5.7 million for the three months ended September 30, 2005, as sales of the company’s patented Wireless Asset Net® system for managing fleets of industrial equipment continued to grow.

Adjusted net income for the third quarter of 2006 was $1.4 million, or $0.13 per basic share and $0.11 per diluted share, compared to net income of $641,000, or $0.08 per basic share and $0.07 per diluted share, for the third quarter of 2005. Adjusted net income was calculated by adjusting GAAP net income for the impact of stock-based compensation of $785,000. Adjusted net income is considered non-GAAP financial information; a reconciliation of non-GAAP financial measures used in this press release to GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table included in this press release. GAAP net income for the third quarter of 2006 was $632,000, or $.06 per basic share and $.05 per diluted share.

“We are pleased to continue a trend of strong year-over-year revenue growth and deliver a sixth consecutive quarter of positive net earnings for our shareholders,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer. “We continue to focus on rapidly building our core business of wireless industrial fleet management, while working closely with our Fortune 500 customer base to expand our service offerings and develop new applications for our patented wireless technology.”

For the three months ended September 30, 2006, cost of revenues was $4.5 million, including $18,000 attributable to stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), resulting in a gross profit margin of 44.3%.

Selling, general and administrative expenses for the quarter were $3.2 million, compared to $1.6 million for the three months ended September 30, 2005. The increase was attributable primarily to $618,000 of stock-based employee compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased expenses related to the hiring of additional personnel to support continued company growth. As a percentage of revenues for the quarter, SG&A expenses were 39.2%, compared to 28.3% for the third quarter a year ago.

Research and development expenditures for the quarter were $673,000, compared to $398,000 for the three months ended September 30, 2005. The increase was attributable primarily to $149,000 of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased engineering payroll expenses. As a percentage of revenues for the quarter, R&D expenditures were 8.3%, compared to 6.9% for the third quarter a year ago.

Interest income for the quarter increased to $860,000 from $51,000 for the same period a year ago, as the company invested proceeds from its public stock offering of March, 2006.

For the nine-month period ended September 30, 2006, revenues increased 61% to $20.8 million, compared to $13.0 million for the nine months ended September 30, 2005. Gross profit margin for the nine-month period was 46.3%, compared to 48.0% for the comparable period in 2005.

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Adjusting for $1.8 million in stock-based compensation expenses, adjusted net income for the nine months ended September 30, 2006, was $2.7 million, or $0.27 per basic share and $0.23 per diluted share, compared to $419,000, or $0.05 per basic and diluted share, for the same period a year ago. Adjusted net income is considered non-GAAP financial information; a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table included in this press release. GAAP net income for the nine-month period was $938,000, or $.09 per basic share and $.08 per diluted share.

For the nine months ended September 30, 2006, SG&A expenses were $8.8 million, compared to $4.9 million for the same period in 2005. The increase was attributable primarily to $1.5 million of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased payroll expenses. As a percentage of revenues for the period, SG&A expenses were 42.4%, compared to 38.0% for the same period a year ago. R&D expenditures for the period were $1.7 million, compared to $1.1 million for the nine months ended September 30, 2005. The increase was attributable primarily to $271,000 of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased engineering payroll expenses. As a percentage of revenues for the period, R&D expenditures were 8.3%, compared to 8.7% for the same period a year ago.

Interest income for the first nine months of 2006 increased to $1.7 million from $179,000 for the same period a year ago.

As of September 30, 2006, I.D. Systems had cash, cash equivalents and short-term investments of $69.4 million and working capital of $81.4 million, compared to $7.6 million and $13.9 million, respectively, as of December 31, 2005.

Highlights of the third quarter ended September 30, 2006, included:

•
Continuing business growth with core customers, including the United States Postal Service (USPS), Ford Motor Company, and other leading North American retailers and manufacturers. The USPS expanded deployment of I.D. Systems’ Powered Industrial Vehicle Management System to more than 20 additional facilities, increasing the total number of USPS facilities utilizing the system to 65.

•
The award of a new application development contract by the USPS, valued at approximately $1.1 million, to integrate automated material flow management capabilities into I.D. Systems’ wireless industrial vehicle management system.

•	The addition of I.D. Systems to the Russell 3000® Index, which is widely used by investment managers and institutional investors for index funds and as investment benchmarks.

•
Establishment of I.D. Systems’ European headquarters in Düsseldorf, Germany, as announced on October 10, 2006, to market and support the company’s products to meet growing international demand for wireless vehicle management solutions.

•
Preparations for I.D. Systems’ inaugural Users’ Group Conference, held October 12-13, 2006, at which representatives of some of the world’s largest and most respected retailers, manufacturers and governmental agencies received and shared information on the current status and future directions of radio frequency identification-based asset tracking and monitoring applications.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Standard Time on November 2, 2006. Jeffrey Jagid, chairman and CEO, Kenneth Ehrman, president and COO, Ned Mavrommatis, CFO, and Rick Muntz, EVP of sales and marketing, will discuss the results of the quarter and recent developments. After opening remarks, there will be a question and answer period. The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

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Non-GAAP Measures

To supplement its consolidated financial statements presented in accordance with GAAP, I.D. Systems has begun providing certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income and non-GAAP net income per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance and provide further information for comparative information due to the adoption of the new accounting standard SFAS 123R. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In addition, I.D. Systems believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page four of this press release.

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information on I.D. Systems, Inc., visit www.id-systems.com.

Trademarks

I.D. Systems, Inc. and Wireless Asset Net are registered trademarks of I.D. Systems, Inc.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

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I.D. Systems, Inc.
GAAP - Condensed Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Revenue:
Products	$4,363,000	$5,751,000	$10,595,000	$14,465,000
Services	1,379,000	2,323,000	2,379,000	6,361,000
	5,742,000	8,074,000	12,974,000	20,826,000
Cost of Revenue:
Cost of Products	2,588,000	2,995,000	5,619,000	7,245,000
Cost of Services	566,000	1,504,000	1,122,000	3,930,000
	3,154,000	4,499,000	6,741,000	11,175,000

Gross Profit	2,588,000	3,575,000	6,233,000	9,651,000

Selling, general and administrative expenses	1,624,000	3,162,000	4,928,000	8,820,000
Research and development expenses	398,000	673,000	1,135,000	1,726,000

Income (loss) from operations	566,000	(260,000)	170,000	(895,000)
Interest income	51,000	860,000	179,000	1,741,000
Interest expense	(14,000)	(6,000)	(43,000)	(23,000)
Other income	38,000	38,000	113,000	115,000

Net income	$641,000	$632,000	$419,000	$938,000

Net income per share - basic	$0.08	$0.06	$0.05	$0.09

Net income per share - diluted	$0.07	$0.05	$0.05	$0.08

Weighted average common shares outstanding - basic	7,800,000	11,202,000	7,745,000	10,238,000

Weighted average common shares outstanding - diluted	9,448,000	12,871,000	9,246,000	11,991,000

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I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006

Net income	$632,000	$938,000

Stock-based compensation	785,000	1,783,000

Non-GAAP net income	$1,417,000	$2,721,000

Non-GAAP net income per share - basic	$0.13	$0.27

Non-GAAP net income per share - diluted	$0.11	$0.23

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I.D. Systems, Inc.
Condensed Balance Sheets

	December 31, 2005	September 30, 2006
		(Unaudited)
ASSETS
Cash and cash equivalents	$2,138,000	$9,173,000
Investments available for sale	5,463,000	60,219,000
Accounts receivable, net	6,068,000	7,529,000
Unbilled receivables	1,293,000	2,191,000
Inventory	2,952,000	5,124,000
Interest receivable	--	24,000
Investment in sales type leases	34,000	--
Officer loan	11,000	11,000
Prepaid expenses and other current assets	140,000	384,000
Total current assets	18,099,000	84,655,000
Fixed assets, net	1,159,000	1,368,000
Investment in sales type leases	433,000	--
Officer loan	8,000	--
Deferred contract costs	53,000	--
Other assets	88,000	87,000

	$19,840,000	$86,110,000
LIABILITIES
Accounts payable and accrued expenses	$3,881,000	$2,840,000
Long term debt - current portion	209,000	218,000
Deferred revenue	155,000	169,000
Total current liabilities	4,245,000	3,227,000
Long term debt	240,000	75,000
Deferred revenue	90,000	159,000
Deferred rent	99,000	83,000
Total liabilities	4,674,000	3,544,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $.01 par value; issued and outstanding 7,851,000 shares and 11,262,000 shares	79,000	112,000
Additional paid-in capital	25,735,000	92,164,000
Accumulated deficit	(10,535,000)	(9,597,000)
	15,279,000	82,679,000
Treasury stock; 40,000 shares at cost	(113,000)	(113,000)
Total stockholders’ equity	15,166,000	82,566,000
Total liabilities and stockholders’ equity	$19,840,000	$86,110,000

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I.D. Systems, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2005	2006
Cash flows from operating activities:
Net income	$419,000	$938,000
Adjustments to reconcile net income to cash used in operating activities:
Inventory reserve	75,000	--
Accrued interest income	35,000	(41,000)
Stock-based compensation	--	1,783,000
Depreciation and amortization	266,000	344,000
Deferred rent	(7,000)	(16,000)
Deferred revenue	6,000	83,000
Deferred contract costs	303,000	53,000
Changes in:
Accounts receivable	(4,507,000)	(1,461,000)
Unbilled receivables	(2,355,000)	(898,000)
Inventory	(403,000)	(2,172,000)
Prepaid expenses and other assets	52,000	(243,000)
Investment in sales type leases	29,000	467,000
Accounts payable and accrued expenses	342,000	(1,041,000)
Net cash used in operating activities	(5,745,000)	(2,204,000)

Cash flows from investing activities:
Purchase of fixed assets	(424,000)	(553,000)
Purchase of investments	(500,000)	(58,103,000)
Maturities of investments	2,953,000	3,364,000
Collection of officer loan	8,000	8,000

Net cash provided by (used in) investing activities	2,037,000	(55,284,000)

Cash flows from financing activities:
Repayment of term loan	(148,000)	(156,000)
Proceeds from exercise of stock options	698,000	718,000
Net proceeds from stock offering	--	63,961,000

Net cash provided by financing activities	550,000	64,523,000
Net (decrease) increase in cash and cash equivalents	(3,158,000)	7,035,000
Cash and cash equivalents - beginning of period	8,440,000	2,138,000
Cash and cash equivalents - end of period	$5,282,000	$9,173,000
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$43,000	$23,000

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